EXHIBIT  99

For Immediate Release                            Contact:     John T. O'Neill
February 4, 1999                                                 401-727-5600
                                                          Renita E. O'Connell
                                                                 401-727-5401


                   HASBRO REPORTS RECORD FOURTH QUARTER AND
              FULL YEAR 1998 RESULTS WHICH EXCEEDED EXPECTATIONS

                      OUTLOOK FOR 1999 IS VERY POSITIVE


    Pawtucket, RI (February 4, 1999) - Hasbro, Inc. (ASE:HAS) today reported record fourth quarter sales and earnings, and full-year 1998 results which exceeded expectations. The Company remains committed to 15% earnings per share growth over the long-term, and expects to outperform that target in 1999.

    Net revenues in the fourth quarter increased 15 percent to $1.3 billion, compared to $1.1 billion a year ago. Revenue growth was led by Tiger Electronics, which had the year's hottest toy - Furby(TM), and computer-based games from Hasbro Interactive and MicroProse. Net earnings for the fourth quarter increased 18% to $131.8 million, compared to $111.3 million a year ago. Diluted earnings per share increased 20% to $0.98, compared to $0.82 in 1997. Both 1997 amounts exclude $140 million of one-time pre-tax charges ($92.4 million after tax) to implement the Global Integration and Profit Enhancement Program.

    "I am pleased to report another record fourth quarter" said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "Hasbro's record fourth quarter performance is especially significant given the challenging industry and retail environment throughout 1998. In addition, 1998 was a pivotal year for Hasbro as we delivered on our other key goals to build for profitable growth into our new millennium," Hassenfeld added.

    For the full year, net revenues increased 4% to $3.3 billion compared to $3.2 billion in 1997. Net earnings and diluted earnings per share were $220.0 million and $1.61, respectively, excluding the $20.0 million third quarter charge ($13.6 million after tax) to write-off acquired in-process research and development of MicroProse. Including this charge, 1998 reported net earnings and diluted earnings per share were $206.4 million and $1.51, respectively. In 1997, net earnings and diluted earnings per share were $227.4 million and $1.69, respectively, prior to the one-time charges. Reported net earnings and diluted earnings per share in 1997 were $135.0 million and $1.02, respectively.

    Through year-end 1998, the Company invested approximately $190 million to repurchase 5.3 million shares under the $500 million repurchase authorization announced on December 9, 1997.

    "We built significant momentum during the fourth quarter in several product lines and ended the year with very clean inventory levels at our major retail customers," said Alan G. Hassenfeld. "The enthusiastic response to Furby(TM) exceeded even our expectations, and other best-sellers included Teletubbies(TM), Chuck, My Talkin' Truck(TM), the Barney Song Magic Banjo(TM), Winner's Circle(R), Beast Wars(R) Transformers(TM), Bop It(R), and Hasbro Interactive's new Tonka Playset," Hassenfeld noted.

    "For 1999, we welcome the first episode of the awesome new Star Wars(TM) trilogy - "The Phantom Menace" - with Hasbro and Galoob teaming up with the global Power of the Force. Other exciting new products in 1999 include an expanded range of Pokemon(TM) and Tiger Electronics products, Animorphs(TM), several new interactive games, and so very much more," noted Hassenfeld. "In addition, our strategy of extending our key brands into new entertainment formats with partners - such as the highly successful Monopoly(R) slot machines - will contribute directly to the bottom line. We are also on track to realize planned incremental cost savings from the Global Integration and Profit Enhancement Program, and our 1998 acquisitions are expected to be accretive to earnings, helping us deliver a very strong year. I am also thrilled to have added an executive of Herb Baum's caliber to our senior management team in the new position of President and Chief Operating Officer. Herb will help us find new ways to drive our unrivalled brands into the next millennium," Hassenfeld concluded.

    Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant products. Both internationally and in the U.S., its Playskool(R), Kenner(R), Tonka(R), OddzOn(R), Super Soaker(R), Milton Bradley(R), Parker Brothers(R), Tiger(TM), Hasbro Interactive(TM), and Galoob(R) products provide children and families with the highest quality and most recognizable toys and games in the world.


Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of increased concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; third party actions or approvals that could delay, modify or increase the cost of implementation of, the Company's Global Integration and Profit Enhancement program; the Company's incurring higher than expected costs to achieve, or not achieving, "Year 2000" readiness with respect to the Company's systems, or the Company's customers, vendors or service providers failing to achieve such readiness; and the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.


                                # # #
                          (Tables Attached)


                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                   Quarter Ended             Year Ended
                                --------------------    --------------------
                                 Dec. 27,   Dec. 28,     Dec. 27,   Dec. 28,
                                   1998       1997         1998       1997
                                ---------  ---------    ---------  ---------
Net Revenues                   $1,304,079  1,133,356   $3,304,454  3,188,559
Cost of Sales                     512,285    467,743    1,366,061  1,359,058
                                ---------  ---------    ---------  ---------
Gross Profit                      791,794    665,613    1,938,393  1,829,501
Amortization                       22,910     20,800       72,208     53,767
Royalties, Research and
 Development                      161,453    132,573      424,673    386,912
Advertising                       183,669    157,156      440,692    411,574
Selling, Distribution and
 Administration                   216,505    183,855      655,938    617,140
Nonrecurring Charges                    -    125,000       20,000    125,000
                                ---------    -------    ---------  ---------
Operating Profit                  207,257     46,229      324,882    235,108
Interest Expense                   16,075      8,366       36,111     27,486
Other (Income) Expense, Net        (2,625)     9,209      (14,707)     3,097
                                ---------  ---------    ---------  ---------
Earnings Before Income Taxes      193,807     28,654      303,478    204,525
Income Taxes                       62,018      9,743       97,113     69,539
                                ---------  ---------    ---------  ---------
Net Earnings                   $  131,789     18,911   $  206,365    134,986
                                =========  =========    =========  =========

Per Common Share
  Net Earnings
    Basic                      $     1.01 $      .14   $     1.56 $     1.05
                                =========  =========    =========  =========
    Diluted                    $      .98 $      .14   $     1.51 $     1.02
                                =========  =========    =========  =========

  Cash Dividends Declared      $      .08 $      .08   $      .32 $      .32
                                =========  =========    =========  =========

Weighted Average Number
 of Shares
  Basic                           130,768    131,537      131,951    128,726
                                =========  =========    =========  =========
  Diluted                         134,975    136,857      136,946    137,569
                                =========  =========    =========  =========


                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Dec. 27,        Dec. 28,
                                                      1998            1997
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $  177,748      $  361,785
  Accounts Receivable, Net                           958,826         783,008
  Inventories                                        334,801         242,702
  Other                                              318,611         186,379
                                                   ---------       ---------
  Total Current Assets                             1,789,986       1,573,874
  Property, Plant and Equipment, Net                 330,355         280,603
  Other Assets                                     1,673,504       1,045,240
                                                   ---------       ---------
  Total Assets                                    $3,793,845      $2,899,717
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  372,509      $  122,024
  Payables and Accrued Liablities                    993,791         881,522
                                                   ---------       ---------
  Total Current Liabilities                        1,366,300       1,003,546
  Long-term Debt                                     407,180               -
  Deferred Liabilities                                75,570          58,054
                                                   ---------       ---------
  Total Liabilities                                1,849,050       1,061,600
  Total Shareholders' Equity                       1,944,795       1,838,117
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,793,845      $2,899,717
                                                   =========       =========